Sara Buda
Lionbridge
(781) 434-6190
sara.buda@lionbridge.com

LIONBRIDGE NAMES DONALD MUIR NEW CHIEF FINANCIAL OFFICER

Former APC CFO to Join Lionbridge Executive Team

WALTHAM, Mass. – September 11, 2007 – Lionbridge Technologies, Inc. (Nasdaq: ), today announced that Donald Muir will join the Company as chief financial officer effective September 17, 2007. Muir brings more than 25 years of public company financial management and treasury experience in the technology and business services sectors including more than 10 years at American Power Conversion (APC), an S&P 500 company. As CFO, he facilitated APC’s growth from $400 million to $1.7 billion in revenue, directed the Company’s financial strategy, aligned worldwide business processes, and helped lead the conversion of APC from a product focus to a solutions orientation.

Reporting to Lionbridge Chief Executive Officer, Rory Cowan, Muir will assume responsibility for managing Lionbridge’s global finance team, while directing the financial strategy for the world’s leading provider of language, content and technology outsourcing services.

“Don brings the track record and expertise of a successful CFO with a growing, billion dollar public company,” said Rory Cowan. “His experience with integrating complex international businesses, improving treasury and tax structures and managing global financial operations will be invaluable to Lionbridge. Don will be an important addition to Lionbridge’s executive management team and we look forward to his financial leadership.”

Prior to APC, Muir held a variety of senior financial and operational management positions including treasurer and director of finance for Stratus Computer where he was instrumental in supporting its organic growth and strategic merger and acquisition activities. During his tenure at Stratus, he also served as a director in manufacturing and controller of the company’s customer service division where he successfully increased gross margins and improved service profitability. Earlier in his career, Muir held several finance and operations positions at Prime Computer and spent the first two years of his career at Wallace Murray Corporation in a variety of financial and accounting roles. Muir is a graduate of the University of Massachusetts at Amherst and holds an MBA from Boston University.

“As the market leader in an emerging growth industry, Lionbridge has tremendous opportunity ahead of it. I am looking forward to partnering with Rory and the entire management team to help the company build on its unique value proposition and realize its full potential,” said Muir.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a leading provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains solution centers in 25 countries and provides services under the Lionbridge® and VeriTest® brands. To learn more, visit http://www.lionbridge.com.

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